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Exhibit 21.1

JETBLUE AIRWAYS CORPORATION

LIST OF SUBSIDIARIES

As of December 31, 2003

          LiveTV, LLC (Delaware limited liability company)

            LiveTV International, Inc. (Delaware corporation)

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  Exhibit 21.1
JETBLUE AIRWAYS CORPORATION LIST OF SUBSIDIARIES As of December 31, 2003